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                                                                   EXHIBIT 10.12

                              May 18, 1998

Amin J. Khoury
Chairman
BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414

Dear Amin:

     On behalf of Applied Extrusion Technologies, Inc. (the "Company"), this letter confirms our mutual understanding that, under the terms of the Employment Agreement dated April 26, 1994 between you and the Company (as from time to time in effect, the "Agreement"): (i) your employment may not be terminated prior to the end of the "Term" (as such term is used in the Agreement, the "Term"), except by virtue of your disability or death (in which event the provisions of Section 5(a) or 5(b) (as applicable) of the Agreement shall govern), (ii) during the Term you will be entitled to all of the compensation and benefits specified in the Agreement, (iii) Section 5(c) of the Agreement has been amended to delete any and all references to your finding other employment, including without limitation any requirement that you look for, and any consequence of your finding, other employment, (iv) the date "April 25, 1999" has been replaced, each place it occurs in the Agreement, with the phrase "the last day of the Term", and the date "April 26, 1999" has been replaced, each place it occurs in the Agreement, with the phrase "the day immediately following the last day of the Term", and (v) if your employment is terminated by the Company prior to the end of the Term notwithstanding the provisions of the Agreement (unless such termination is in accordance with Section 5(a) or 5(b) thereof, in which event the provisions of such Section shall govern), (a) you will continue to be entitled to the compensation and benefits (or the equivalent thereof in all material respects if continuation of participation in benefit plans is not able to be continued under applicable law or benefit plan terms) specified in the Agreement for the remainder of the Term as if such termination of employment had not occurred, (b) the "Expiration Date" (as such term is used in the Agreement, the "Expiration Date") shall be deemed to be the date immediately following the last day of the Term as if such termination of employment had not occurred and
(c) on and after the Expiration Date, you will be entitled to continued payment of compensation and provision of benefits (or the equivalent thereof in all material respects if continuation of participation in benefit plans is not able to be continued under applicable law or benefit plan terms) in accordance with
Section 5(c) of the Agreement until twenty-four (24) months from the Expiration Date.


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     In addition, this letter confirms the agreement between you and the
Company, as approved by resolution of the Stock Option and Compensation Committee of the Board of Directors dated May 17, 1998, providing that, in consideration of your continued services on behalf of the Company, in the event of a change of control of the Company (as "change of control" is defined in Exhibit A to the Company's 1991 Stock Option Plan for Directors, a copy of which is attached), (i) the date which is the earliest date on which the Term may end under the Agreement will automatically be extended to the date which is five years from the date of such change of control and (ii) all outstanding stock options held by you will automatically vest (to the extent not already vested).

                              Sincerely yours,

                              APPLIED EXTRUSION TECHNOLOGIES, INC.


                              By: /s/ Thomas E. Williams
                                  -------------------------------------
                                  Thomas E. Williams,
                                  President and Chief Executive Officer




Agreed and accepted as of May 18, 1998



/s/ Amin J. Khoury
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Amin J. Khoury